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                                                                     EXHIBIT 5.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                 April 17, 1998



MTI Technology Corporation
4905 East La Palma Avenue
Anaheim, California  92807

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 172,875 shares of your common stock (the "Common Shares") issuable in connection with awards granted pursuant to the 1987 Incentive Stock Option Plan (the "Plan").

         As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Shares, including shares that may be issued thereunder under awards of stock, options, dividend equivalent rights, restricted stock, performance units and performance shares under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

         Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,



                                         /s/  MORRISON & FOERSTER LLP